UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 31, 2009

Prevention Insurance.com
(Exact Name of Registrant as Specified in Charter)

Nevada	000-32389	88-0126444
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employee Identification No.)

c/o Paragon Capital LP
110 East 59th Street, 29th Fl.
New York, NY 10022
(Address of Principal Executive Offices)

(212) 593-1600
(Issuer Telephone Number)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES.

On December 31, 2009, pursuant to a Securities Purchase Agreement, dated December 31, 2009, Prevention Insurance.com, a Nevada corporation (the “Company”) and Paragon Capital LP, a Delaware limited partnership (“Paragon”), the Company issued to Paragon a Warrant exercisable for 75,000,000 shares of the Company’s common stock at a purchase price of $0.005 per share.  The consideration for the Warrant was $75,000.  The Warrant is exercisable from the date of issuance until 12:00 a.m. on the third year anniversary date of the date that the Warrant was issued or, if such date falls on a day other than a business day or on which trading does not take place on the principal market, the next trading day. The Warrant is only exercisable to the extent that authorized but unissued shares of Company common stock are available for issuance.

The Warrant is exercisable by the payment of cash or by a cashless exercise. The Warrant also provides for the adjustment of the exercise price and amount of shares of common stock issuable upon the exercise of the Warrant upon the occurrence of certain events. Such terms are disclosed in the Warrant.

The Company issued the Warrant without registration under the Securities Act of 1933, as amended (the “Securities Act”), by the exemption from registration afforded the Company under Section 4(2) of the Securities Act due to the fact that the issuance did not involve a public offering of securities.

The Securities Purchase Agreement is filed as Exhibit 10.1 to this Form 8-K and the Warrant is filed as Exhibit 4.1 to this Form 8-K.  The Securities Purchase Agreement and Warrant are incorporated by reference herein.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.:	Description:
4.1	Warrant, dated December 31, 2009, from Prevention Insurance.com to Paragon Capital LP
10.1	Securities Purchase Agreement, dated December 31, 2009, between Prevention Insurance.com and Paragon Capital LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PREVENTION INSURANCE.COM

Date: January 6, 2010	By:	/s/ Alan P. Donenfeld
Name: Alan P. Donenfeld
Title: President, Chief Executive Officer and Chief Financial Officer
(Principal Executive Officer) (Principal Financial and Accounting Officer)